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                                   EXHIBIT 99


FOR IMMEDIATE RELEASE



August 28, 1995

UNITED FOODS, INC.

TEN PICTSWEET DRIVE

BELLS, TENNESSEE  38006-0119

TELEPHONE (901) 422-7600

CONTACT:  Daniel B. Tankersley



         United Foods, Inc. (AMEX: UFDA and UFDB) announced today that it has agreed to purchase 831,169 shares (or approximately 14%) of its Class A Common Stock and 181,400 shares (or approximately 3%) of its Class B Common Stock from The Baupost Group, Inc. and The Baupost Fund, for a purchase price of $2.25 per share or total of $2,278,280.25 in cash. The transaction is subject to the approval of the Company's lenders and is expected to close on October 31, 1995.



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